Exhibit 4.3

Execution Copy

ENERGY TRANSFER EQUITY, L.P.,

as Issuer,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 20, 2011

to

Indenture dated as of September 20, 2010, as supplemented

7.500% Senior Notes due 2020

THIS SECOND SUPPLEMENTAL INDENTURE dated as of December 20, 2011 (this “Supplemental Indenture”), is between Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE” or the “Partnership”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Partnership has executed and delivered to the Trustee an Indenture, dated as of September 20, 2010, as supplemented by the First Supplemental Indenture, dated as of September 20, 2010 (as supplemented, the “Indenture”), providing for the issuance of $1,800,000,000 aggregate principal amount of the Partnership’s 7.500% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Notes are the Partnership’s unsecured obligations and are not guaranteed by any of the Partnership’s Subsidiaries, including ETP, Regency or any of their respective Subsidiaries, and therefore, Holders of Notes may look solely to the property and assets of ETE for the repayment of any amounts payable under any Note Document or the Notes and for satisfaction of the Note Obligations;

WHEREAS, it had been the intention of the Partnership to conform the text of the Indenture to any provision of the Description of Notes contained in the final offering document relating to the original offering of the Notes, in this case the Partnership’s Prospectus Supplement dated September 15, 2010 to the Prospectus dated January 20, 2010 (collectively, the “Prospectus”), describing the issuance of the Notes;

WHEREAS, the Prospectus contains the following statement in the subsection entitled “Separateness” in the Description of Notes (the “Separateness Provision”):

“Each Holder of notes, by accepting a note, will be deemed to have acknowledged and affirmed (i) the separateness of ETP and Regency from ETE and each Restricted Subsidiary, (ii) that it has purchased the notes from ETE in reliance upon the separateness of ETP and Regency from ETE and each Restricted Subsidiary, (iii) that ETP and Regency have assets and liabilities that are separate from those of ETE and any Restricted Subsidiary, (iv) that the Note Obligations have not been guaranteed by ETP, Regency or any of their respective subsidiaries, and (v) that, except as other Persons may expressly assume or guarantee any of the Note Documents or Note Obligations, the Holders of notes shall look solely to the property and assets of ETE, and any property pledged as collateral with respect to the Note Documents, for the repayment of any amounts payable under any Note Document or the notes and for satisfaction of the Note Obligations and that none of ETP or any of its subsidiaries shall be personally liable to the Holders of notes for any amounts payable, or any other Note Obligation, under the Note Documents.”

WHEREAS, the Separateness Provision has been unintentionally omitted from the Indenture;

WHEREAS, due to the unintentional omission of the Separateness Provision in the Indenture, there is an ambiguity, omission, defect or inconsistency as to the separateness of ETP and Regency from ETE and each Restricted Subsidiary;

WHEREAS, pursuant to Section 9.01(a) of the Indenture, the Partnership and the Trustee may amend or supplement the Indenture without the consent of any Holder to cure any ambiguity, omission, defect or inconsistency and, therefore, the Partnership and the Trustee are authorized pursuant to Section 9.01(a) of the Indenture to execute and deliver this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.01(j) of the Indenture, the Partnership and the Trustee may amend or supplement the Indenture without the consent of any Holder to conform the text of the Indenture to any provision of the Description of Notes to the extent that such provision of the Description of Notes was intended to be a verbatim recitation of a provision in the Indenture, such as the case herein, and therefore, for the foregoing reasons the Partnership and the Trustee are authorized pursuant to Sections 9.01(a) and 9.01(j) of the Indenture to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1. Relation to Base Indenture.

With respect to the Notes, this Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2. Generally.

The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

Section 1.3. Definition of Certain Terms.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture.

ARTICLE II

AMENDMENT OF THE INDENTURE

Section 2.1. Amendment to Article XI of the Indenture.

Article XI of the Indenture is hereby amended by inserting the following new Section 11.15:

“Section 11.15 Separateness. Each Holder of Notes, by accepting a Note, will be deemed to have acknowledged and affirmed (i) the separateness of ETP and Regency from the Partnership and each Restricted Subsidiary, (ii) that it has purchased the Notes from the Partnership in reliance upon the separateness of ETP and Regency from the Partnership and each Restricted Subsidiary, (iii) that ETP and Regency have assets and liabilities that are separate from those of the Partnership and any Restricted Subsidiary, (iv) that the Note Obligations have not been guaranteed by ETP, Regency or any of their respective Subsidiaries, and (v) that, except as other Persons may expressly assume or guarantee any of the Note Documents or Note Obligations, the Holders of Notes shall look solely to the property and assets of the Partnership, and any property pledged as collateral with respect to the Note Documents, for the repayment of any amounts payable under any Note Document or the Notes and for satisfaction of the Note Obligations and that none of ETP, Regency or any of their respective Subsidiaries shall be personally liable to the Holders of Notes for any amounts payable, or any other Note Obligation, under the Note Documents.”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1. Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.2. Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of the Partnership, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.3. Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.4. Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.5. Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER: ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
Name: John W. McReynolds
Title: President and Chief Financial Officer

Signature Page of Second Supplemental Indenture

TRUSTEE: U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Steven A. Finklea
Name: Steven A. Finklea
Title: Vice President

Signature Page of Second Supplemental Indenture